EXHIBIT 99

                                        Media Contacts: Jef Freeman-Cogentrix
                                                                 704-525-3800
                                           Jeff Leichtman-Bechtel Enterprises
                                                                 415-768-9202
                                                          Brian Hertzog-USGen
                                                                 301-718-6807

                              NEWS RELEASE

        COGENTRIX ENERGY TO ACQUIRE SELECTED DOMESTIC ENERGY ASSETS
                         OF BECHTEL ENTERPRISES

CHARLOTTE, NC-March 17, 1998 - Cogentrix Energy, Inc. has signed an agreement with Bechtel Enterprises, Inc. to acquire Bechtel's ownership interests in twelve electric generating facilities and one interstate natural gas pipeline in the United States.

     The acquisition of these facilities will provide Cogentrix with a net equity interest of 360 megawatts in a diverse generating portfolio that comprises over 2,424 megawatts in total plant capacity.

     The assets are located in New Jersey, New York, Pennsylvania, West Virginia, Massachusetts, and Florida. Nine of the generating facilities were developed, are managed and are owned in part by U.S. Generating Company (USGen). Last fall, San Francisco based PG&E Corporation (NYSE: PCG) acquired Bechtel's interest in USGen. Because regulatory constraints limit PG&E Corporation's ownership stake in certain facilities, Bechtel sought a third party to acquire its interests in facilities that PG&E Corporation was prohibited from acquiring, as well as other U.S power generation assets it owns.

     For Cogentrix, which last week announced it had signed an agreement to acquire two operating cogeneration plants from LS Power Corporation, this acquisition of the Bechtel ownership interests represents another major step forward in its strategic initiative to broaden its presence in the domestic U.S. electric generation market. Upon the completion of the Bechtel Enterprises and LS Power Corporation asset acquisitions, the Cogentrix domestic generating portfolio will increase by over 725 megawatts to approximately 1700 megawatts.

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     David Lewis, vice chairman and chief executive officer of Cogentrix, stated, "Through the diligent efforts of many individuals over the past two years, Cogentrix has been discreetly seeking opportunities to expand the Company's domestic presence. The acquisition of Bechtel's ownership interests in generation plants in the Northeast and Florida will complement our long-standing operations in the Southeast and the assets we have recently signed an agreement to acquire in the Midwest. This expansion in our asset base substantially advances our strategic goals by propelling Cogentrix into a much broader national presence. Our strength as a Company rests on solid performance in the generation of electricity and industrial thermal energy and this tradition will continue in the future. We are excited at the prospects of working with our new partners at U.S. Generating Company and by the opportunity to continue the fine work begun by Bechtel at these plants."

     "We are extremely pleased with the effort that has been undertaken to identify a strong partner like Cogentrix to assume our role as an investor in these power generation and fuel transportation facilities," said Paul Unruh, president of Bechtel Enterprises. "While we will no longer be a part of the USGen ownership team, Bechtel will remain active as a developer, contractor, investor and owner in the independent power market worldwide, including North America."

     Welcoming the announcement of the agreement, USGen's Executive Vice President and Chief Operating Officer Chris Iribe said, "USGen looks forward to working with Cogentrix and to building on the strong record of success established with Bechtel at these plants. With the experience and expertise Cogentrix brings, I have every confidence we will do exactly that."

     Cogentrix Energy, headquartered in Charlotte, NC, develops, owns and operates domestic generation and other power assets in the United States and internationally. In addition to offices in the United States, the Company maintains offices in Singapore, India, China and Brazil.

     Bechtel Enterprises is the development, financing, and ownership affiliate of the Bechtel organization, a premier engineering, construction, and project management company. It is a leader in the privatized infrastructure development market with ownership interests in eight world-class affiliate companies serving the power generation, water & wastewater, transportation, and technology sectors. Bechtel has been at the center of energy development since the 1940's, having built more than 450 power stations with a total generating capacity exceeding 250,000 megawatts.

     USGen, which is wholly owned by PG&E Corporation, is a competitive power generation company serving both wholesale and large industrial customers. Through affiliates, USGen owns and manages a $5 billion portfolio of reliable, efficient and environmentally responsible generating plants.

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